Exhibit 99.2

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

ENDURO OPERATING LLC

AS SELLER

AND

COERT HOLDINGS 1 LLC

AS BUYER

Effective Time: 12:01 a.m. Central Time on May 1, 2018

Execution Date: July 19, 2018

i

7.9	Royalties	38
7.10	Imbalances	38
7.11	Property Taxes	38
7.12	Brokers’ Fees	39
7.13	Suspense Funds	39
7.14	Contracts	39
7.15	Sale Contracts	39
7.16	Outstanding Obligations	39
7.17	Enduro Trust Units	39

ARTICLE VIII BUYER’S REPRESENTATIONS AND WARRANTIES		39
8.1	Organization, Existence and Qualification	39
8.2	Authority, Approval and Enforceability	40
8.3	No Conflicts	40
8.4	Consents	40
8.5	Bankruptcy	40
8.6	Litigation	40
8.7	Financing	40
8.8	Regulatory	41
8.9	Independent Evaluation	41
8.10	Intentionally Deleted	41
8.11	Intentionally Deleted	41
8.12	Brokers’ Fees	41
8.13	Accredited Investor	41

ARTICLE IX CERTAIN AGREEMENTS		41
9.1	Conduct of Business	41
9.2	Governmental Bonds	42
9.3	Record Retention	43
9.4	Notifications	44
9.5	Amendment of Schedules	44
9.6	Bankruptcy Court Approval	44
9.7	Bankruptcy Filings	45
9.8	Intentionally Deleted	45
9.9	Employees	45

ARTICLE X BUYER’S CONDITIONS TO CLOSING		46
10.1	Representations	46
10.2	Performance	46
10.3	No Legal Proceedings	46
10.4	Title Defects and Environmental Defects	46
10.5	Closing Deliverables	46
10.6	Sale Order	46

ARTICLE XI SELLER’S CONDITIONS TO CLOSING		47
11.1	Representations	47
11.2	Performance	47

11.3	No Legal Proceedings	47
11.4	Title Defects and Environmental Defects	47
11.5	Replacement Bonds	47
11.6	Closing Deliverables	47
11.7	Sale Order	47

ARTICLE XII CLOSING		47
12.1	Date of Closing	47
12.2	Place of Closing	48
12.3	Closing Obligations	48
12.4	Records	49

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		49
13.1	Assumption by Buyer	49
13.2	Indemnities of Seller	50
13.3	Indemnities of Buyer	51
13.4	Limitation on Liability	51
13.5	Express Negligence	51
13.6	Exclusive Remedy	51
13.7	Indemnification Procedures	52
13.8	Survival	53
13.9	Waiver of Right to Rescission	53
13.10	Insurance	54
13.11	Non-Compensatory Damages	54
13.12	Treatment of Certain Payments	54
13.13	Treatment of Applicable Contracts, Cure Costs	54

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		55
14.1	Right of Termination	55
14.2	Effect of Termination	55
14.3	Return of Documentation and Confidentiality	56

ARTICLE XV MISCELLANEOUS		56
15.1	Exhibits and Schedules	56
15.2	Expenses and Taxes	56
15.3	Assignment	57
15.4	Preparation of Agreement	58
15.5	Publicity	58
15.6	Notices	59
15.7	Further Cooperation	59
15.8	Filings, Notices and Certain Governmental Approvals	60
15.9	Entire Agreement; Conflicts	60
15.10	Parties in Interest	60
15.11	Amendment	61
15.12	Waiver; Rights Cumulative	61
15.13	Governing Law; Jurisdiction; Venue; Jury Waiver	61
15.14	Severability	61

15.15	Removal of Name	62
15.16	Time is of the Essence	62
15.17	Counterparts	62
15.18	Enduro Trust Units	62
15.19	No Recourse	62
15.20	Guaranteed First Lien Recovery	63

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	—	Leases
Exhibit A-1	—	Wells, Units and Allocated Values
Exhibit B	—	Excluded Assets
Exhibit C	—	Applicable Contracts
Exhibit D	—	Form of Assignment and Bill of Sale
Exhibit E	—	Form of Non-Foreign Affidavit
Exhibit F-1	—	Form of Seller Closing Certificate
Exhibit F-2	—	Form of Buyer Closing Certificate
Exhibit G	—	Form of Assignment of Trust Units
Exhibit H	—	Form of Escrow Agreement
Exhibit I	—	Form of Trust Letter

SCHEDULES:

Schedule 7.4	—	Consents
Schedule 7.6	—	Litigation
Schedule 7.7	—	Violation of Laws
Schedule 7.8	—	Preferential Rights
Schedule 7.9	—	Royalties, Expenses, Etc.
Schedule 7.10	—	Imbalances
Schedule 7.11	—	Property Taxes
Schedule 7.13	—	Suspense Funds
Schedule 7.14	—	Contracts
Schedule 7.16	—	Outstanding Obligations
Schedule 9.1	—	Ongoing Operations
Schedule 9.2	—	Governmental Bonds
Schedule 13.13	—	Cure Costs

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 19th day of July, 2018 (“Execution Date”), by and between Enduro Operating LLC, a Delaware limited liability company (“Seller”), on the one hand, and COERT Holdings 1 LLC, a Delaware limited liability company (“Buyer”), on the other hand. Each of Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for the Assets (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 3.8.

“Allocated Value” shall have the meaning set forth in Section 3.7.

“Allocation Schedule” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean those Contracts to which Seller or any of its Affiliates is a party (directly or as a successor in interest to another Person) and by which any of the Assets are bound that will be binding on Buyer (to the extent assumed and assigned and not rejected) after the Closing but only to the extent relating to the Assets and exclusive of any Excluded Assets, which are set forth on Exhibit C.

“Assets” shall mean, collectively, all of Seller’s right, title and interest in and to the following, less and except, from each of the following, the Excluded Assets:

(a) the oil and gas leases described in Exhibit A (collectively, the “Leases”), subject to the NPI Conveyance and the Net Profits Interest (as defined in the NPI Conveyance);

(b) the wells located on the Leases or on any other lease or lands with which any Lease has been pooled or unitized, including oil and/or gas wells, condensate wells, water wells and injection or disposal wells, whether or not currently producing, shut-in, plugged or abandoned, including those set forth in Exhibit A-1 (collectively, the “Wells”), and in all Hydrocarbons produced therefrom or allocated thereto;

(c) all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (collectively, the “Units”);

(d) all Applicable Contracts;

(e) all Rights-of-Way that are used in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets;

(f) all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, that are solely used in connection with any of the Leases, Wells, Units or other Assets, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items solely used in the operation thereof (collectively, the “Personal Property”);

(g) all Imbalances relating to the Assets;

(h) copies of all of the files, records, information and data, whether written or electronically stored, relating to the Assets in Seller’s or its Affiliates’ possession, including: (i) land and title records; (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Property Tax records, and (v) facility and well records (collectively, the “Records”); and

(i) the Enduro Trust Units.

“Assigned Rights” shall have the meaning set forth in Section 15.2(d).

“Assignment and Bill of Sale” shall mean the Assignment and Bill of Sale from Seller to Buyer pertaining to the Assets (other than the Enduro Trust Units) and substantially in the form of Exhibit D.

“Assignment of Trust Units” shall mean the Assignment of Trust Units from Seller to Buyer pertaining to the Enduro Trust Units and substantially in the form of Exhibit G.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 4.1(a).

“Chapter 11 Case” shall mean the voluntary case to be commenced by Seller in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Claim” shall have the meaning set forth in Section 13.7(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 12.1.

“Closing Date” shall have the meaning set forth in Section 12.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated May 1, 2018, between Seller and Cross Ocean Partners Management LP.

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; production handling agreements; and other similar contracts, but excluding, however, any Lease, Right-of-Way or other instrument creating or evidencing an interest in the Assets or any real property used in connection with the operations of any Assets.

“Cross Ocean Lenders” means those certain Affiliates of the Buyer identified by Buyer to Seller that hold, directly or indirectly, First Lien Loan Claims (as defined in the Sale and Plan Support Agreement).

“Cure Costs” shall mean all monetary amounts required to be paid to counterparties to the Applicable Contracts pursuant to the Sale Order and section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Applicable Contracts.

“Cure Period” shall have the meaning set forth in Section 5.2(c).

“Cure Schedule” shall have the meaning set forth in Section 13.13(a).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.

“De Minimis Amount” shall mean $50,000.

“Debt Contract” shall mean any indenture, debenture, deed of trust, mortgage, bond, loan, credit or sale-leaseback or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by Seller or its Affiliates.

“Deducted Recovery Amounts” shall mean any amounts to be used for any purpose under the Sale and Plan Support Agreement other than for distribution to the First Lien Agent or First Lien Lenders (each as defined in the Sale and Plan Support Agreement).

“Defect Claim Date” shall have the meaning set forth in Section 5.2(a).

“Defensible Title” shall mean such title of Seller to the Wells and Units that, as of the Effective Time and subject to Permitted Encumbrances:

(a) with respect to each Well (as to the currently producing interval of such Well) or Unit (as to the currently producing interval of the currently producing Wells in such Unit), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Unit, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Effective Time be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries and (iv) as otherwise set forth in Exhibit A-1;

(b) with respect to each Well (as to the currently producing interval of such Well) or Unit (as to the currently producing interval of the currently producing Wells in such Unit), obligates Seller to bear not more than the Working Interest set forth in Exhibit A-1 for such Well or Unit, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements from and after the Effective Time, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well or Unit and (iii) as otherwise set forth in Exhibit A-1; and

(c) is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Effective Time” shall mean 12:01 a.m. Central Time on May 1, 2018.

“Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.

“Enduro Trust Units” shall mean the 8,600,000 Trust Units owned by Seller or its Affiliates.

“Environmental Arbitrator” shall have the meaning set forth in Section 6.1(f).

“Environmental Condition” shall mean a condition existing on or prior to the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset not to be in compliance with, or be subject to any Liability under, any Environmental Law for which Buyer would be responsible if not cured prior to Closing. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not form the basis of an Environmental Condition, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition and (iii) except with respect to equipment (A) that causes or has caused contamination of soil, surface water or groundwater in violation of Environmental Law or (B) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Deductible” shall mean 2% of the Purchase Price.

“Environmental Defect” shall mean, subject to Section 6.2, an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 6.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 6.1(a).

“Environmental Laws” shall mean all applicable Laws in effect as of the Closing Date, including common Law, relating to pollution and the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances, and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Escrow Account” means the account maintained by the Escrow Agent in connection with the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” means an escrow agreement dated as of the Closing Date by and among Seller, Buyer and Escrow Agent in a substantially similar form to that attached as Exhibit H with such changes as are required by the Escrow Agent.

“Exchange” shall have the meaning set forth in Section 15.2(d).

“Exchange Act” shall have the meaning set forth in Section 9.3(b).

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time (including the right to distributions from the Enduro Trust Units to the extent relating to production or proceeds of production attributable to the period of time prior to the Effective Time, irrespective of when such distributions are made); (c) all rights, claims and causes of action of Seller relating to the Assets that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) Property Taxes or any other Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income or Franchise Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment, including SCADA servers and software; except as such equipment is solely used in connection with the operation of the Assets and located on any of the Leases or Units; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that are protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances; (l) all geophysical, seismic and related technical data and information relating to the Assets and any interpretations thereof; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) all personnel files; (o) all deposits, letters of credit and other collateral posted by Seller in connection with the ownership or operation of any Assets; (p) all of Seller’s reserve analyses, including all interpretations of such reserves and decline curves and (q) the property set forth on Exhibit B.

“Execution Date” shall have the meaning set forth in the introductory paragraph.

“Final Order” shall mean an action or order issued by the applicable Governmental Authority as to which: (a) no request for stay of such action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (b) no petition for rehearing or reconsideration of such action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (c) the Governmental Authority does not have such action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (d) such action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Final Payment Date” shall have the meaning set forth in Section 3.5.

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Franchise Taxes” shall mean any Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to Seller’s ownership or disposition of the Assets.

“Fundamental Representations” means Seller’s representations and warranties in Sections 7.1, 7.2, 7.3, 7.5, 7.12 and 7.17.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guaranteed First Lien Recovery” shall mean an amount equal to the projected guaranteed recovery to the Cross Ocean Lenders on account of such entities’ First Lien Loan Claims (as defined in the Sale and Plan Support Agreement) from the actual or anticipated aggregate net cash proceeds to be received by Seller and its Affiliates upon (a) the Closing and (b) the closing of each other sale of assets for which (i) a purchase and sale agreement has been executed and has not yet closed and (ii) for which all conditions precedent to closing are expected to be met prior to the outside date set forth in such purchase and sale agreement less the Deducted Recovery Amounts, all as determined by Seller in good faith after reasonable consultation with Buyer. For the avoidance of doubt, the Guaranteed First Lien Recovery shall exclude any funds held or to be held in escrow or otherwise held back in any form in connection with the sale of any of the assets of Seller or its Affiliates.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.

“Holdback” shall have the meaning set forth in Section 3.9(a).

“Holdback Period” shall have the meaning set forth in Section 3.9(b).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any federal, state or local income Tax measured by or imposed on the net income of Seller that was or is attributable to Seller’s ownership or disposition of the Assets.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean 2% of the Purchase Price.

“Individual Environmental Defect Threshold” shall mean $50,000.

“Individual Title Defect Threshold” shall mean $50,000.

“Knowledge” shall mean (whether or not capitalized) with respect to Seller, the actual knowledge (after due inquiry and investigation) of the following Persons: Bill Pardue, H.C. Lee, Kim Weimer, Kevin Smith, Carmel Helsley and Jonny Brumley.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in the definition of “Assets.”

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death of any person or property damage or environmental damage or remediation.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the (i) ownership or operation of the Assets, taken as a whole and as currently operated as of the Execution Date or (ii) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions

(including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry; (d) casualty losses and acts of God, including storms or meteorological events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost to Buyer; (h) a change in Laws from and after the Execution Date; (i) reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; (k) natural declines in well performance; and (l) changes to the Assets due to Seller’s conduct of business in compliance with Section 9.1.

“MUI Provisions” shall mean the maintenance of uniform interests provisions contained in the Applicable Contracts.

“Net Revenue Interest” shall mean, with respect to any well, lease or mineral interest, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such well, lease or mineral interest, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“NPI Conveyance” shall mean that certain Conveyance of Net Profits Interest dated as of November 8, 2011, from Enduro Operating LLC, a Texas limited liability company, as grantor, and Enduro Texas LLC, a Texas limited liability company, as grantee, as such Conveyance of Net Profits Interest may be amended, as amended, modified and/or supplemented from time to time.

“Outside Date” shall have the meaning set forth in Section 14.1(g).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Party Affiliate” shall have the meaning set forth in Section 15.19.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not (i) operate to reduce the Net Revenue Interest of Seller in any Well or Unit to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Unit, or (ii) obligate Seller to bear a Working Interest with respect to any Well or Unit in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Unit (unless the Net Revenue Interest for such Well or Unit is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);

(b) the terms and conditions of the Rights-of-Way included in the Assets;

(c) all preferential purchase rights, consents to assignment and other similar rights and agreements;

(d) liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(e) Customary Post-Closing Consents;

(f) rights of reassignment;

(g) such Title Defects as Buyer may have waived;

(h) all applicable Laws, and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(i) all force pooling and similar orders if the effect of the same do not (i) reduce the Net Revenue Interest of Seller in any Well or Unit to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Unit, or (ii) obligate Seller to bear a Working Interest in any Well or Unit in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Unit (unless the Net Revenue Interest for such Well or Unit is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);

(j) rights of a common owner of any interest in any of the Rights-of-Way relating to the Assets held by Seller and such common owner as tenants in common or through common ownership;

(k) Rights-of-Way, on, over or under the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes;

(l) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(m) any Encumbrance affecting the Assets that is discharged by Seller at or prior to the Closing;

(n) the terms and conditions of the Applicable Contracts (including those set forth in Exhibit C);

(o) all litigation set forth in Schedule 7.6;

(p) any matter that would not constitute a Title Defect;

(q) any matters referenced in any Exhibit or Schedule attached hereto;

(r) all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, do not (i) to materially interfere with the operation or use of any of the Assets (as currently operated and/or used, as applicable), (ii) reduce the Net Revenue Interest of Seller in any Well or Unit to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Unit, or (iii) obligate Seller to bear a Working Interest in any Well or Unit in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Unit (unless the Net Revenue Interest for such Well or Unit is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest); and

(s) the NPI Conveyance and the Net Profits Interest (as defined in the NPI Conveyance).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Assets.”

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plan of Liquidation” shall mean the Joint Plan of Liquidation of Enduro Resource Partners LLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed at Docket No. 202 in the Chapter 11 Case (as may be supplemented, modified, or amended from time to time).

“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(c).

“Preferential Purchase Right” shall have the meaning set forth in Section 5.4(a).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“Property Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) Income Taxes, Franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in the definition of “Assets.”

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest) of the most cost effective Remediation of such Environmental Condition; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s and/or its Affiliates’ employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), (c) overhead costs of Buyer and/or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.

“Retained Obligations” shall have the meaning set forth in Section 13.1.

“Rights-of-Way” shall mean all permits (to the extent transferrable), licenses, servitudes, easements, fee surface, surface leases and rights-of-way.

“Sale and Plan Support Agreement” shall mean that certain Sale and Plan Support Agreement, dated as of May 15, 2018, among the Seller, its Affiliates, and certain of their first lien secured creditors, as amended pursuant to that certain Second Lien Support Agreement and First Amendment to Sale and Plan Support Agreement, dated as of May 17, 2018, between the Seller, its Affiliates, certain of its first lien secured creditors, and certain of its second lien secured creditors, and as may be amended further from time to time in accordance with its terms.

“Sale Motion” shall mean a motion to be filed by Seller in the Chapter 11 Case seeking entry of the Bidding Procedures Order and the Sale Order, which motion shall be in form and substance acceptable to Seller and reasonably acceptable to Buyer.

“Sale Order” shall mean an order in form and substance acceptable to the Parties, each in their respective sole discretion, approving this Agreement and all of the terms and conditions hereof, approving the sale and assignment to Buyer of all of the Assets, and approving and authorizing Seller to consummate the transactions contemplated hereby.

“Scheduled Closing Date” shall have the meaning set forth in Section 12.1.

“SEC” shall have the meaning set forth in Section 9.3.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, production, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 5.2(j).

“Title Benefit” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller in any Well or Unit above that shown for such Well or Unit in Exhibit A-1 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A-1, or (b) decrease the Working Interest of Seller in any Well or Unit below that shown for such Well or Unit in Exhibit A-1 to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A-1.

“Title Benefit Amount” shall have the meaning set forth in Section 5.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 5.2(b).

“Title Deductible” shall mean 2% of the Purchase Price.

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title, provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable county records existing prior to 1960 and, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Title Defect Notice, all other defects based on a gap in Seller’s chain of title in the applicable county records;

(c) defects based upon the failure to record any state or federal Leases or Rights-of-Way included in the Assets or any assignments of interests in such Leases or Rights-of-Way included in the Assets in any applicable state or federal records (so long as such Lease, Right-of-Way or assignment is filed in the applicable county records) or in any applicable county records (so long as such Lease, Right-of-Way or assignment is filed in the applicable state or federal records);

(d) any Encumbrance, defect or loss of title resulting from Seller’s conduct of business in compliance with Section 9.1;

(e) defects based upon the exercise of any preferential rights;

(f) Encumbrances or other defects created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering lessor’s surface and mineral interests in the land covered thereby, unless foreclosure proceedings have been initiated with respect to the applicable deed of trust, mortgage or similar instrument;

(g) failure to obtain any ratification of pooling, unitization or communitization by any non-participating or non-executive mineral interest owner;

(h) Encumbrances or other defects created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way;

(i) defects that have been cured by the passage of time including applicable Laws of limitations or prescription;

(j) [Intentionally Deleted];

(k) [Intentionally Deleted];

(l) any defect or irregularity arising out of the lack of a survey;

(m) [Intentionally Deleted];

(n) any defect or irregularity that arises out of the failure to recite marital status in a document or the omission of (i) affidavits or similar instruments reflecting heirships or (ii) estate proceedings, unless Buyer provides affirmative evidence that such defect or irregularity has resulted in a superior claim asserted by a Third Party;

(o) any defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record;

(p) defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period before or after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, except to the extent Buyer conclusively shows by affirmative evidence that (i) the cessation of production existed for more than twelve consecutive months during the seven year period immediately prior to the Execution Date such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease and (ii) such Lease was not otherwise maintained by any other provision of such Lease (including the payment of shut-in royalties) or applicable Law, in each case, which affirmative evidence shall be provided by Buyer to Seller in support thereof; and

(q) any defects based on a lack of records, documents or other information in Seller’s or any of its Affiliate’s possession;

(r) any defect or irregularity arising out of the application of MUI Provisions contained within joint operating or similar agreements.

“Title Defect Amount” shall have the meaning set forth in Section 5.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 5.2(a).

“Title Defect Property” shall have the meaning set forth in Section 5.2(a).

“Transaction Documents” shall mean those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(b).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Trust” shall mean the Enduro Royalty Trust, a Delaware statutory trust, as more particularly defined in the Trust Agreement.

“Trust Agreement” shall mean that certain Amended and Restated Trust Agreement of Enduro Royalty Trust dated November 3, 2011, by and among Enduro Resource Partners LLC, as trustor, Wilmington Trust Company, as Delaware Trustee, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended, modified and/or supplemented from time to time.

“Trust Letter” shall mean the Trust Letter from Seller to Buyer substantially in the form of Exhibit I.

“Trust Related Contracts” shall mean (a) the Trust Agreement, (b) the NPI Conveyance, and (c) any other Applicable Contract between Seller or any of its Affiliates, on the one hand, and Enduro Royalty Trust or its trustee, on the other hand.

“Trust Units” shall have the meaning given to such term in the Trust Agreement.

“Units” shall have the meaning set forth in the definition of “Assets.”

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in the definition of “Assets.”

“Willful Breach” shall mean, with respect to any Party, such Party knowingly and intentionally breaches (by refusing to perform or taking any action prohibited) any material covenant applicable to such Party.

“Working Interest” shall mean, with respect to any well, unit, lease or mineral interest, the interest in and to such well, unit, lease or mineral interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well, unit, lease or mineral interest, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles

(including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any deadline under this Agreement that occurs on a federal holiday, Saturday or Sunday shall automatically be extended to the following Business Day, unless expressly stated otherwise or agreed to by the Parties in writing.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for the Assets pursuant to Sections 363 and 365 of the Bankruptcy Code.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof, Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds and including the right to distributions from the Enduro Trust Units to the extent that such distributions relate to such production or proceeds of production, irrespective of when such distributions are made) and shall remain responsible for all Property Expenses, in each case, attributable to the period of time prior to the Effective Time, except to the extent that, for the period of time from and after the Final Payment Date, such Property Expenses would be Assumed Obligations hereunder or such production or proceeds are received on or after the date of the Final Settlement Statement. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Property Expenses, in each case, from and after the Effective Time, as well as Property Expenses attributable to the Assets for the period of time prior to the Effective Time that become Assumed Obligations hereunder from and after the date of the Final Payment Date. “Property Expenses” means all operating expenses (including costs of insurance, but excluding any Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (i) personal injury, illness or death of any person, property damage, violation of any Law or breach of Contract, (ii) obligations to plug wells and dismantle or decommission facilities, (iii) environmental matters or Environmental Conditions, including obligations to remediate any contamination of water or personal property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (vi) curing any Title Defect, (vii) payments made to obtain any consent or (viii) the Excluded Assets. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for the Assets shall be $35,750,000 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at the Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer by notice given at least one Business Day prior to the Closing Date).

3.2 Deposit. Concurrently with the execution of this Agreement Buyer has deposited or has caused to be deposited in a segregated account held by Seller by wire transfer in same day funds the sum of $3,575,000, representing 10% of the Purchase Price (such amount, the “Deposit”), to be held and disbursed in accordance with the terms of this Agreement. If the Closing occurs, the Deposit shall be applied toward the Purchase Price at the Closing.

(a) If (i) all conditions precedent to the obligations of Buyer set forth in Article X (other than those actions or deliveries to occur at the Closing) have been met or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Buyer to materially perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all respects as of the Execution Date and the Closing, then, in such event, Seller shall have the right to, as Seller’s sole and exclusive remedy, terminate this Agreement, in which event Seller shall retain the Deposit as liquidated damages. The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.

(b) If Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) because of: (i) the Willful Breach of Seller or (ii) the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until Closing) have been satisfied (or waived in writing by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 12.3, and (C) Seller nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event, Buyer shall have the option to: (1) terminate this Agreement, in which event Seller shall distribute the Deposit to Buyer or (2) seek the specific performance of Seller. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and receiving back the Deposit. Each Party acknowledges that the remedies at law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated in this Section 3.2(b) may be inadequate and, in recognition of this fact, Buyer, in addition to all other remedies that may be available under this Section 3.2(b), shall be entitled to seek equitable relief in the form of specific performance as provided in this Section 3.2(b).

(c) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in Section 3.2(a) or Section 3.2(b), then Buyer shall be entitled to the delivery of the Deposit free of any claims by Seller with respect thereto, and Seller shall distribute the Deposit to Buyer. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 14.2.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all Hydrocarbons attributable to the Assets in storage (including tank bottoms) or existing in pipelines (including linefill) and/or plants (including inventory) and above the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the most recent sales price by Seller for similar Hydrocarbons in the same area if there is no contract price in effect as of the Effective Time), less amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production;

(ii) an amount equal to all Property Expenses and all other costs and expenses paid by Seller or its Affiliates that are attributable to the Assets from and after the Effective Time (whether paid before or after the Effective Time), including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period of time from and after the Effective Time, (B) royalties or other burdens upon, measured by or payable out of proceeds of production and (C) rentals and other lease maintenance payments; and also including Property Expenses included in any net distributions from the Trust, to the extent such Property Expenses relate to periods after the Effective Time.

(iii) the amount of all Property Taxes prorated to Buyer in accordance with Section 15.2(b) but paid or payable by Seller;

(iv) to the extent that Seller is underproduced with respect to Well Imbalances as of the Effective Time, an amount equal to the sum of (A) the product of (I) the underproduced volumes of gaseous Hydrocarbons times (II) a price of $2.70 per Mcf, and (B) the product of (I) the underproduced volumes of liquid Hydrocarbons times (II) a price of $61.80 per Bbl;

(v) to the extent that Seller is overdelivered with respect to Pipeline Imbalances as of the Effective Time, an amount equal to the sum of (A) the product of (I) the overdelivered volumes of gaseous Hydrocarbons times (II) a price of $2.70 per Mcf, and (B) the product of (I) the overdelivered volumes of liquid Hydrocarbons times (II) a price of $61.80 per Bbl;

(vi) an amount equal to $25,000 per month (prorated for any partial month) for the period from the Effective Time up to Closing;

(vii) an amount equal to any and all documented amounts paid by Seller which are reimbursable to Seller by the Trust with respect to the period of time prior to the Closing Date;

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds received by Seller or its Affiliates attributable to the ownership or operation of the Assets from and after the Effective Time up to the Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of expenses (other than Property Expenses and other expenses taken into account pursuant to Section 3.3(a) and Taxes) directly incurred in earning or receiving such proceeds; and also including proceeds received directly or indirectly as dividends or distributions on the Trust Units, to the extent any portion of such dividends relates to periods after the Effective Time (provided that the right to dividends or distributions from the Enduro Trust Units to the extent relating to production or proceeds of production attributable to period prior to the Effective Time shall be deemed not to relate to periods after the Effective Time).

(ii) (A) if Seller makes the election under Section 5.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to the Closing, reduced (solely as an offset to the aggregate amount of such Title Defects) by (B) Title Benefit Amounts as a result of those Title Benefits for which the Title Benefit Amounts have been determined prior to Closing, if any in accordance with Section 5.2(e);

(iii) if Seller makes the election under Section 6.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 5.2(d)(ii), Section 5.4 or Section 6.1(b)(iii);

(v) the amount of all Property Taxes prorated to Seller in accordance with Section 15.2(b) but paid or payable by Buyer;

(vi) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;

(vii) to the extent that Seller is overproduced with respect to Well Imbalances as of the Effective Time, an amount equal to the sum of (A) the product of (I) the overproduced volumes of gaseous Hydrocarbons times (II) a price of $2.70 per Mcf, and (B) the product of (I) the overproduced volumes of liquid Hydrocarbons times (II) a price of $61.80 per Bbl;

(viii) to the extent that Seller is underdelivered with respect to Pipeline Imbalances as of the Effective Time, an amount equal to the sum of (A) the product of (I) the underdelivered volumes of gaseous Hydrocarbons times (II) a price of $2.70 per Mcf, and (B) the product of (I) the underdelivered volumes of liquid Hydrocarbons times (II) a price of $61.80 per Bbl;

(ix) an amount equal to any and all amounts received by Seller and payable to the Trust with respect to the period of time prior to the Closing Date; and

(x) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(c) For purposes of this Section 3.3, the determination of proceeds, costs and expenses shall be made with reference to the period such amounts are earned or incurred in the accordance with GAAP and the standards of the Council of the Petroleum Accountants Society (COPAS).

3.4 Preliminary Settlement Statement. Not less than four Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price and the Guaranteed First Lien Recovery, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfer of funds as set forth in Section 12.3(d). Within two Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. In the event that Buyer fails to deliver such report to Seller then the Preliminary Settlement Statement submitted by Seller shall be deemed to have been mutually agreed to by the Parties. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price and the Guaranteed First Lien Recovery at the Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at the Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5 Final Settlement Statement. On or before 120 days after the Closing, but no less than 90 days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until the Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”) and the final Guaranteed First Lien Recovery. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price or the Guaranteed First Lien Recovery set forth in the Final Settlement Statement, in each case, is mutually agreed upon by Seller and Buyer, the Final Settlement Statement, the Final Price, and the Guaranteed First Lien Recovery shall be final and binding on the Parties hereto. Any difference in the Adjusted Purchase Price as paid at the Closing pursuant to the Preliminary Settlement Statement and the Final Price, less the final Guaranteed First Lien Recovery shall be paid by the owing Party within ten days to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party. The “Final Payment Date” shall be the later to occur of (i) the date upon which any such final payment is made pursuant to this Section 3.5, or (ii) 180 days after Closing.

3.6 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within ten Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Fort Worth, Texas office of a nationally-recognized accounting firm mutually agreed by the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit; provided that if the Parties cannot agree on the identity of the Accounting Arbitrator within 10 Business Days after the referral of the dispute to this Section 3.6, then the Accounting Arbitrator shall be selected by the Dallas, Texas office of the American Arbitration Association. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.7 Allocation of Purchase Price / Allocated Values. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to the Wells and Units in Exhibit A-1 and such Allocated Value shall be used in calculating any applicable adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of Section 3.8 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the various Assets for Tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and shall be provided to Buyer no later than 120 days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Assets, which shall also be materially consistent with the Allocated Values within 30 days of the delivery of such draft to Buyer; provided, that if Buyer and Seller are unable to reach an agreement with respect to the Allocation Schedule within such 30-day period, any disputed items shall be resolved by the Accounting Arbitrator applying, mutatis mutandis, the procedures set forth in Section 3.6. Any decision rendered by the Accounting Arbitrator shall be final, conclusive and binding, and the schedule shall be updated to reflect such decision. The final schedule of the Allocable Amount prepared in accordance with this Section 3.8 shall be the “Allocation Schedule”. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), which Form 8594 will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law, by a “determination” within the meaning of Section 1313 of the Code, or with the consent of the other Parties. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Assets described therein.

3.9 Holdback for Final Price.

(a) On the Closing Date, an amount equal to the Deposit shall be delivered by Buyer to the Escrow Agent to be held in the Escrow Account and to be held, invested and distributed pursuant to the terms of this Agreement and the Escrow Agreement, with said sum (plus any interest earned thereon) constituting the “Holdback” for the purpose of securing the satisfaction and discharge of indemnity claims of Buyer against Seller under this Agreement and the payment of any amounts owed by Seller to Buyer pursuant to Section 3.5. The Holdback shall be governed by the provisions of this Section 3.9 and the Escrow Agreement. The joint, written authorization of representatives of Buyer and Seller pursuant to the Escrow Agreement shall be required for the disbursement of any portion of the Holdback.

(b) With respect to each claim for indemnification asserted by Buyer against Seller pursuant to Section 13.2 during the period from and after the Closing Date up to the Final Payment Date (the “Holdback Period”), upon final resolution or determination of such an indemnity or warranty claim by the Parties or in accordance with Section 13.7, as applicable, resolving the claim in favor of Buyer, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer the amount set forth in such joint written instruction, which will be that portion of the Holdback being held in the Escrow Account as would satisfy such finally resolved or determined indemnity or warranty claim. Further, to the extent Seller is obligated to pay Buyer any amounts pursuant to Section 3.5 in respect of the Final Price, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer such amount set forth in such joint written instruction, which will be that portion of the Holdback being held in the Escrow Account as would satisfy such payment obligation.

(c) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller any amounts then remaining in the Escrow Account on the first Business Day after the expiration of the Holdback Period, except for the aggregate amount of all outstanding claims for indemnification or warranty which Buyer has provided to Seller in accordance with Section 13.7 that have not been previously satisfied (which monies shall remain part of the Escrow Account until final resolution of such outstanding indemnity and/or warranty claims). If Buyer and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence, then the Escrow Agent shall, upon delivery by Buyer or Seller to the Escrow Agent of a written court order from a court of competent jurisdiction directing payment to Seller, pay to Seller the amounts set forth in such court order, together with all interest or income on or with respect to the Holdback.

ARTICLE IV

ACCESS/DISCLAIMERS

4.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the properties underlying the Assets and all Records in Seller’s or any of its Affiliates’ possession, except for any Records subject to confidentiality or similar restrictions or that would otherwise fall within the definition of Excluded Assets. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. Buyer shall have no right to conduct any sampling, boring, drilling or other invasive investigation activities with respect to any of the Assets; provided that if Buyer’s Third Party inspection reasonably indicates that invasive sampling or testing of the affected Asset is required to determine whether or not an Environmental Condition exists, subject to the receipt of written consent by Seller, Buyer may conduct such sampling or testing. With respect to any Asset operated by Seller, if Seller does not grant its consent (and Seller has the authority to grant such consent) for Buyer to conduct any invasive sampling or testing following written request from Buyer at least 10 days prior to the Defect Claim Date, then (i) Buyer may, at its sole option, require Seller to retain the affected Asset by delivering written notice thereof prior to the Defect Claim Date, (ii) such Assets shall be excluded from the transactions contemplated hereunder, and (iii) the Purchase Price shall be decreased by the Allocated Value of such Assets.

(c) Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the properties underlying the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental or other due diligence or activity (including any Phase I environmental property assessments) with respect to the Assets where Seller does not have the authority to grant access for such due diligence or activity.

(d) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby releases, defends, indemnifies and holds harmless each of the operators of the Assets and each Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s

Representative with respect to the Assets and the properties underlying the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(e) Buyer agrees to promptly provide Seller, upon written request, but in no less than five days after receipt of such written request, copies of all reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the properties comprising the Assets in connection with Buyer’s due diligence, (ii) restore the properties comprising the Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the properties comprising the Assets in connection with Buyer’s due diligence. Any disturbance to the properties comprising the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(g) During all periods that Buyer and/or any of Buyer’s Representatives are on the properties comprising the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for five days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the properties comprising the Assets.

4.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential, proprietary and other information of Seller and that such information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

4.3 Disclaimers. Without limiting Articles V, VI, and XIII:

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT, THE CERTIFICATES DELIVERED AT CLOSING AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII AND THE CERTIFICATES DELIVERED AT CLOSING AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR THE PROPERTIES UNDERLYING THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OF THIS AGREEMENT, THE CERTIFICATES DELIVERED AT CLOSING, THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR

CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES, THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE. FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLERS’ METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

(c) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, THE CERTIFICATES DELIVERED AT CLOSING AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO (I) TITLE TO THE ASSETS OR (II) ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OR THE PROPERTIES UNDERLYING THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE OR WILL MAKE OR CAUSE TO BE MADE SUCH TITLE AND ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

5.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for Section 7.17 and the special warranty of title contained in the Assignment and Bill of Sale, and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before the Closing, shall be with respect to Section 7.17 and as set forth in Section 5.2 and (ii) after the Closing, shall be with respect to Section 7.17 and pursuant to the special warranty of title contained in the Assignment and Bill of Sale.

(b) Special Warranty of Title. The Assignment and Bill of Sale delivered at the Closing will contain a special warranty of title by Seller and its Affiliates by, through or under Seller (and its Affiliates), but not otherwise, subject, however, to the Permitted Encumbrances and to any matters of record in any of the applicable federal, state and county records. Said special warranty of title contained in the Assignment and Bill of Sale shall be subject to the further limitations and provisions of this Article V.

(c) Recovery on Special Warranties.

(i) Buyer’s Assertion of Title Warranty Breaches. Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 5.2(a) setting forth any matters which Buyer intends to assert as a breach of the special warranty of title contained in the Assignment and Bill of Sale. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach asserted by Buyer pursuant to this Section 5.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach.

(ii) Limitations on Special Warranty. For purposes of the special warranty of title contained in the Assignment and Bill of Sale, which such special warranty of title shall terminate at the end of the Holdback Period, the value of the Assets set forth in Exhibit A-1 shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of title contained in the Assignment and Bill of Sale shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect of title giving rise to such breach of the special warranty of title contained in the Assignment and Bill of Sale, as applicable, as a Title Defect prior to the Closing pursuant to Section 5.2, in each case without taking into account the Individual Title Defect Threshold and the Title Deductible. Seller shall be entitled to offset any amount owed by Seller for breach of the special warranty of title contained in the Assignment and Bill of Sale with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer notice after the Defect Claim Date.

5.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver, on or before 5:00 p.m. Central Time on July 16, 2018 (the “Defect Claim Date”), claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title contained in the Assignment and Bill of Sale as limited by Section 5.1(c) and with respect to Section 7.17), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other defect, failure, irregularity or Encumbrance affecting title to the Assets that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit and (ii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing (the “Cure Period”) any Title Defects of which it has been advised by Buyer. In addition, and notwithstanding anything herein the contrary, in the event a Title Defect Property is excluded from the transactions contemplated hereby pursuant to Section 5.2(d) below, then Seller shall have the continuing right, but not the obligation, to attempt, at its sole cost, to cure the Title Defect affecting such Title Defect Property at any time within 120 days after Closing, and in the event Seller cures such Title Defect affecting such Title Defect Property, then Buyer shall purchase such Title Defect Property for its Allocated Value as of the Effective Time, subject to the other provisions of this Agreement.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.2(a) is not waived by Buyer or cured on or before the Closing, then, subject to the Individual Title Defect Threshold and the Title Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 5.2(g) or Section 5.2(j);

(ii) Intentionally Deleted;

(iii) if and only if the Title Defect Amount equals or exceeds the Allocated Value of the affected Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iv) if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e) Remedies for Title Benefits. With respect to each Well or Lease affected by Title Benefits reported under Section 5.2(b), the Purchase Price shall not be increased and the amount of Title Defects for any Asset may be offset (pursuant to Section 3.3(b)(ii)) by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 5.2(h).

(f) Exclusive Remedy. Except for Buyer’s (i) rights with respect to Section 7.17 or under the special warranty of title contained in the Assignment and Bill of Sale and (ii) right to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 5.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.

(g) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Well and (B) Seller’s Net Revenue Interest set forth in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1;

(iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(vi) notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property; and

(vii) no Title Defects shall be aggregated hereunder.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Well and (B) Seller’s Net Revenue Interest set forth in Exhibit A-1 for such Well, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any uncured Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller, exceeds (B) the Title Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price and/or other remedies only with respect to such Title Defect Amounts in excess of such Title Deductible.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 5.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen years’ experience in oil and gas title work, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). If the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Fort Worth, Texas. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 5.2(g) and Section 5.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 5.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 5.2.

5.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary from and after the Effective Time, if the Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty, Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred in pursuing or asserting any such insurance claims or other rights against Third Parties.

5.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) pertaining to the sale of an Asset and the transactions contemplated hereby set forth in Schedule 7.8, Seller, prior to the Closing, shall send to the holder of each such Preferential Purchase Right a notice, in material compliance with the contractual provisions applicable to such right. In addition, prior to the Closing, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth in Schedule 7.4 a notice seeking such holder’s consent to the transactions contemplated hereby.

(b) If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then that Asset shall be excluded from the Assets to be acquired by Buyer to the extent of the interest affected by the Preferential Purchase Right, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset. Seller shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset covered by such Preferential Purchase Right on or before 60 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holders thereof, then Seller shall so notify Buyer, and Buyer shall purchase, on or before ten days following receipt of such notice, such Asset from Seller, under the terms of this Agreement for a price equal to the portion of the Purchase Price previously allocated to it.

(c) All Assets for which any Preferential Purchase Right has been waived or as to which the period to exercise such right has expired prior to the Closing shall (in each case) be sold (directly or indirectly) to Buyer at the Closing pursuant to the provisions of this Agreement.

(d) If Seller fails to obtain a required consent set forth in Schedule 7.4 prior to the Closing and the failure to obtain such consent would cause (i) the assignment (directly or indirectly, as applicable) of the Assets affected thereby to Buyer to be void or (ii) the termination of a Lease or Right-of-Way under the express terms thereof, then, in each case, that portion of such Asset shall be excluded from the Assets to be acquired by Buyer and the Purchase Price shall be reduced by the Allocated Value of that portion of such Assets. In the event that a required consent (with respect to an Asset excluded pursuant to this Section 5.4(d)) that was not obtained prior to the Closing is obtained within 180 days following Closing, then, within ten days after such consent is obtained, Buyer shall purchase such portion of such Asset that was so excluded and pay to Seller the amount by which the Purchase Price was reduced with respect to such portion of such Asset, and Seller shall assign to Buyer such portion of such Asset pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale.

(e) If (i) Seller fails to obtain a required consent set forth in Schedule 7.4, prior to the Closing and the failure to obtain such consent would not cause (A) the assignment of the Asset affected thereby to Buyer to be void or (B) the termination of a Lease or Right-of-Way under the express terms thereof or (ii) a consent requested by Seller is not denied in writing, then the portion of the Asset subject to such failed consent shall be acquired by Buyer at the Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such consent.

ARTICLE VI

ENVIRONMENTAL MATTERS

6.1 Notice of Environmental Defects.

(a) Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, it believes constitutes an Environmental Defect, Buyer shall promptly notify Seller within three Business Days of such discovery and, in any event, on or before 5:00 p.m. Central Time on the Defect Claim Date. To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when available), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation, including any physical measurements or, to the extent permitted by Seller under Section 4.1, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) the specific Environmental Law that has been violated by the asserted Environmental Defect, to the extent applicable. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the Closing.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or cured on or before the Closing, then, subject to the Individual Environmental Defect Threshold and the Environmental Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Remediation Amount;

(ii) to the extent the Remediation Amount for an individual Environmental Defect Property exceeds the Allocated Value of such Environmental Defect Property, subject to Buyer’s prior written consent, retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of the Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(c) Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c) and the indemnity for Retained Obligations pursuant to Section 13.2(c), the provisions set forth in Section 6.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter with respect to any Asset.

(d) No Representations or Warranties as to Environmental Matters. Notwithstanding anything in this Agreement to the contrary, the warranties and representations of Seller in this Agreement (including without limitation all of Seller’s representations and warranties in Article VII) do not extend to environmental matters, regulatory matters, regulatory permits, compliance with Environmental Laws, Environmental Conditions or environmental claims arising from or related to the ownership or operation of the Assets.

(e) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedies provided by Seller for any individual uncured Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Defect Threshold; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any uncured Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate, exceeds (B) the Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price and/or other remedies only with respect to such Remediation Amounts in excess of such Environmental Deductible.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen years’

experience in environmental matters, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Fort Worth, Texas. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any Remediation Amount greater than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 6.1(c), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 6.1.

6.2 NORM, Wastes and Other Substances. BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 9.5), Seller represents and warrants to Buyer the following:

7.1 Organization, Existence and Qualification. Seller is a duly formed limited liability company and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

7.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement is, and the Transaction Documents to which such Seller is a party when executed and delivered by such Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

7.3 No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby; the execution, delivery and performance by Seller and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which Seller is a party or by which Seller or the Assets may be bound, or (iii) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

7.4 Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon 60 days or less notice without payment of any fee, (d) for Preferential Purchase Rights and (e) MUI Provisions, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

7.5 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

7.6 Litigation. Except as set forth in Schedule 7.6, as of the Execution Date, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing, against Seller (with respect to the Assets) that would have a Material Adverse Effect.

7.7 No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 7.7 and except where such violations would not have a Material Adverse Effect, as of the Execution Date, Seller is not in violation of any applicable Laws with respect to the ownership or operation of the Assets. In addition, Seller has not received written notice from any Government Authority asserting the uncured violation of Environmental Laws relating to the Assets.

7.8 Preferential Rights. Except as set forth in Schedule 7.8, to Seller’s Knowledge, there are no Preferential Purchase Rights that are applicable to the transfer of the Assets by Seller to Buyer.

7.9 Royalties. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi) and except as set forth on Schedule 7.9, to Seller’s Knowledge, Seller has paid, or caused to be paid, in all material respects, all royalties, overriding royalties and other burdens on production due by Seller with respect to the Assets, or if not paid, is contesting such royalties and other burdens in good faith in the normal course of business.

7.10 Imbalances. To Seller’s Knowledge as of the Execution Date, except as disclosed on Schedule 7.10, there are no Imbalances associated with the Assets as of the date set forth on Schedule 7.10 with respect to such Imbalances.

7.11 Property Taxes. Except as disclosed in Schedule 7.11:

(a) all Property Taxes that have become due and payable by Seller have been properly paid;

(b) all returns with respect to Property Taxes that are required to be filed by Seller have been filed;

(c) there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Assets that have become due and payable by Seller, other than Permitted Encumbrances;

(d) Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Taxing Authority for assessment of Property Taxes and, to Seller’s Knowledge, no such claim has been threatened; and

(e) no audit, administrative, judicial or other proceeding with respect to Property Taxes that have become due and payable by Seller have been commenced or is presently pending.

7.12 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

7.13 Suspense Funds. Schedule 7.13 lists all funds held in suspense by Seller as of the date set forth on Schedule 7.13 that are attributable to the Assets.

7.14 Contracts. Except as set forth on Schedule 7.14, (a) Seller is in material compliance with all Applicable Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a material default of any Applicable Contract by Seller, (b) Seller has not received written notice of its breach or default under any Applicable Contract, and (c) to Seller’s Knowledge, no other party to any Applicable Contract is in material breach or default thereunder. As of the Execution Date, to Seller’s Knowledge, Seller has made available to Buyer complete and accurate copies of all Applicable Contracts including all amendments and supplements thereto.

7.15 Sale Contracts. Except for (a) Contracts governing Seller’s sale of Hydrocarbons in the ordinary course of business, (b) the disposition of equipment no longer suitable for oil and gas field operations in the ordinary course of business, (c) this Agreement, or (d) Imbalances, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Royalties), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

7.16 Outstanding Obligations. Except as otherwise described in Schedule 7.16, as of the Execution Date, there are no outstanding authorizations for expenditures or other written commitments of Seller to make capital expenditures in excess of Two Hundred Fifty Thousand and No/100 U.S. Dollars ($250,000.00), net to Seller’s interest, to conduct operations on the Assets.

7.17 Enduro Trust Units. (a) Seller or its Affiliates are the sole record holders and beneficial owners of the Enduro Trust Units and will hold (and, upon Closing, convey to Seller) the Enduro Trust Units free and clear of any liens or other encumbrances (other than restrictions under federal and state securities Laws), (b) Seller and its Affiliates are not parties to any option, warrant, purchase right or other Contract (other than this Agreement) that would require Seller or its Affiliates to sell, transfer or otherwise dispose of the Enduro Trust Units and (c) Seller and its Affiliates are not a parties to any voting trust, proxy or other agreement or understanding with respect to the voting of the Enduro Trust Units.

ARTICLE VIII

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

8.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

8.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

8.3 No Conflicts. Assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.4 Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

8.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliates of Buyer.

8.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s Knowledge, threatened in writing, against Buyer, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.7 Financing. Buyer has, and Buyer shall have as of the Closing, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

8.8 Regulatory. As of Closing, Buyer or its applicable Affiliates shall be qualified to own state oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner. To the extent required by any applicable Laws, as of Closing, Buyer, its applicable Affiliates, or its designated operator shall have and maintain lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of the Assets and Buyer has filed any and all required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership.

8.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Without limiting any of Seller’s representations, warranties or covenants or Buyer’s rights and remedies under this Agreement, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

8.10 Intentionally Deleted.

8.11 Intentionally Deleted.

8.12 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

8.13 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE IX

CERTAIN AGREEMENTS

9.1 Conduct of Business.

(a) Except for the operations (i) covered by any existing authorities for expenditure, (ii) described on Schedule 9.1 or (iii) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:

(i) not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(ii) not propose, or approve of, any operation with respect to the Assets anticipated to cost the owner of the Assets $100,000 or more per operation (excepting emergency operations required under presently existing Contract obligations and operations necessary to avoid a material monetary penalty or forfeiture provision of any applicable Contract or Law, all of which shall be deemed to be approved, provided Seller shall promptly notify Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein of which Seller has Knowledge); and

(iii) not commit to do any of the foregoing.

(b) If Seller requests that Buyer consent or non-consent to any action to be taken or not taken by Seller in connection with the Assets as contemplated by Section 9.1(a) and Buyer fails to respond to Seller’s request within ten (10) days after Buyer’s receipt thereof, then Seller shall be permitted to take or not take such action as Seller deems advisable in Seller’s sole discretion and Buyer shall be deemed to have approved of the same.

(c) Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.

(d) Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to the operation of the Assets between the Execution Date and Closing, including any breach or failure of Section 9.1 greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.2 Governmental Bonds. On or before the Closing Date, Buyer shall obtain all necessary bonds, letters of credit and guarantees to the extent necessary for Buyer’s or its Affiliates’ ownership of the Assets, all at Buyer’s sole cost and expense. Prior to the scheduled Closing Date, Buyer shall obtain replacements for those bonds, letters of credit and guarantees described on Schedule 9.2, to the extent such replacements are necessary for Buyer’s, its Affiliates’ or its designated operator’s ownership and/or operation of the Assets. In addition, at or prior to the Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

9.3 Record Retention.

(a) Buyer, for a period of seven years following the Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) provide Seller, its Affiliates and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.

(b) At Buyer’s reasonable request, after Closing, and for only the Holdback Period, Sellers shall use commercially reasonable efforts to, and shall cause their respective Affiliates and its and their officers and employees to use commercially reasonable efforts to, provide sufficient materials and assist Buyer and its auditors in obtaining all financial information related to the Assets for the period prior to the Closing Date that is reasonably necessary for Buyer to prepare, and obtain any necessary audit of, any financial statements relating to the Assets to the extent required to be filed by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and the rules set forth in Regulation S-X (together with any supplementary oil and gas information required by ASC 932-235 and any pro forma financial statements of Buyer that include pro forma adjustments with respect to Sellers), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or to be filed with, or provided to, any other Governmental Authority or pursuant to any other applicable Law or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Buyer or its Affiliates.

(c) In connection with the preparation by Buyer of, and any necessary audit of, any financial statements as contemplated in Section 9.3(b), Sellers shall provide Buyer’s representatives reasonable access during normal business hours to (i) any and all books, records, information and documents (other than the Excluded Assets) that are in any Seller’s or its Affiliates’ possession as may be reasonably required in order for Buyer and its Affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and (ii) any documentation (other than any documentation that is an Excluded Asset) in its possession or reasonably accessible by any Seller or its Affiliates attributable to the Assets required to complete any audit associated with such financial statements.

(d) Without limiting the generality of the foregoing, Sellers shall use commercially reasonable efforts to, and shall use reasonable efforts to cause each Seller’s representatives to, cooperate with the independent auditor of Buyer and its Affiliates in connection with any audit of any financial statements contemplated in Section 9.3(b) relating to the Assets that Buyer or any of its Affiliates reasonably requires in connection with such audit.

(e) Requests by Buyer for cooperation, access and documentation pursuant to Sections 9.3(b) through 9.3(c) shall be given with reasonable specificity and with reasonable advance notice to Sellers so as not to unreasonably interfere with any Seller’s or any of Sellers’ representatives’ conduct of business. In no event shall Sellers’ obligations under this Section 9.3 require any Seller to create or obtain information or records that are not reasonably available to such Seller or its Affiliates.

(f) For the Holdback Period, Sellers shall retain, or caused to be retained, all books, records, information and documents in their or their Affiliates’ possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements contemplated in Section 9.3(b) with respect to the Assets.

(g) Buyer shall indemnify, defend and reimburse Sellers and Sellers’ representatives for their reasonable out of pocket costs and expenses, including fees of any independent auditor, consultants, and general and administrative expenses, incurred by Sellers and Sellers’ representatives in complying with the provisions of this Section 9.3.

9.4 Notifications. Buyer will notify Seller promptly after a discovery by Buyer that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

9.5 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Article X have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all Claims with respect to all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

9.6 Bankruptcy Court Approval.

(a) Seller and Buyer acknowledge that this Agreement and the sale of the Assets and the assumption and assignment of the Applicable Contracts are subject to Bankruptcy Court approval. Seller and Buyer acknowledge that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and (ii) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Applicable Contract.

(b) In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Seller shall promptly notify Buyer in writing of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders. Seller shall promptly defend any motion for reconsideration, or to alter, amend, stay or otherwise challenge the Sale Order or any appeal of the Sale Order, and shall prosecute such defense until the Sale Order is final and not subject to appeal.

(c) From and after the Execution Date and prior to the Closing or the valid termination of this Agreement, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order, or this Agreement. Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.

9.7 Bankruptcy Filings. From and after the Execution Date and until the Closing Date, Seller shall use commercially reasonable efforts to deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement and the transactions contemplated hereby, or to Buyer or its respective agents or representatives, that are to be filed by Seller in the Bankruptcy Case in advance of its filing, in each case, if reasonably practicable under the circumstances before the filing of such papers. Notwithstanding the foregoing, Seller’s failure to comply with this Section 9.7 shall not constitute a breach under this Agreement, provided that upon discovery of such failure (or the termination of any emergency circumstance that prompted such failure), Seller shall use commercially reasonable efforts to remedy the failure to comply with this Section 9.7.

9.8 Intentionally Deleted.

9.9 Employees. Prior to the Closing Date, except as provided in this Section 9.9, without Seller’s prior written consent, Buyer shall not (and shall cause its Affiliates not to) hire, retain or attempt to hire or retain any employee of Seller or in any way interfere with the relationship between Seller and any of its employees; provided, that the non-solicitation restriction in this Section 9.9 shall not apply in the event an employee of Seller contacts Buyer or its Affiliates regarding employment in response to an advertisement identifying employment opportunities published by Buyer or its Affiliates in a newspaper of general circulation or on its web site or if an employee of Seller contacts Buyer or its Affiliates without having been directly solicited. Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, Buyer or its Affiliates, in its and their sole discretion, may make offers of employment to certain employees of Seller’s or Seller’s Affiliates’ whose identity is communicated in a notice to Buyer (“Available Employees”), which notice shall be delivered by Seller to Buyer no later than ten Business Days after the Execution Date. From and after the date of delivery of such notice until the Closing Date, and subject to all contact and communication with such individuals being coordinated through Seller, Buyer may interview such Available Employees during normal business hours, and Seller shall reasonably cooperate with Buyer to make such Available Employees available to Buyer for purposes of Buyer conducting interviews and making determinations.

ARTICLE X

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:

10.1 Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, solely with respect to non-Fundamental Representations, for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

10.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

10.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

10.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts for uncured Title Defects determined under Section 5.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.2(e) prior to the Closing, plus (b) all Remediation Amounts for uncured Environmental Defects determined under Article VI prior to the Closing, shall be less than 25% of the Purchase Price.

10.5 Closing Deliverables. (a) Seller shall have delivered to Buyer an officer’s certificate in the form of Exhibit F-1, dated as of the Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled, and (b) Seller shall be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 12.3.

10.6 Sale Order. The Sale Order shall have become a Final Order and shall include the protections and findings in favor of Buyer as a good faith purchaser under Section 363(m) of the Bankruptcy Code, and the provision that the transfer of the Assets pursuant to this Agreement shall be free and clear of all Encumbrances (except for Permitted Encumbrances) to the fullest extent permitted by applicable Law. The Sale Order shall, among other things, to the extent allowed by applicable Law, (i) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of Seller arising under or related to the Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor or transferee Liability, labor law, de facto merger or substantial continuity and (ii) find that Buyer shall have no Liability for any Retained Obligations.

ARTICLE XI

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on, or prior to the Closing of each of the following conditions:

11.1 Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

11.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

11.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

11.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts for uncured Title Defects determined under Section 5.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.2(e) prior to the Closing, plus (b) all Remediation Amounts for uncured Environmental Defects determined under Article VI prior to the Closing, shall be less than 25% of the Purchase Price.

11.5 Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 9.2.

11.6 Closing Deliverables. (a) Buyer shall have delivered to Seller an officer’s certificate in the form of Exhibit F-2, dated as of the Closing Date, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled, and (b) Buyer shall be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 12.3.

11.7 Sale Order. The Sale Order shall have become a Final Order.

ARTICLE XII

CLOSING

12.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 10:00 a.m. (Prevailing Central Time) on August 22, 2018 (the “Scheduled Closing Date”), or such other date as the Parties may agree upon in writing; provided that if all of the conditions to Closing in Article X and Article XI have not been satisfied or waived by the Scheduled Closing Date, then three Business Days after such conditions have been satisfied or waived or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

12.2 Place of Closing. The Closing shall be held at the offices of Seller located at 777 Main Street, Suite 800, Fort Worth, Texas 76102, or at such other place or in such other manner agreed to by the Parties.

12.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment and Bill of Sale, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Seller and Buyer shall execute and deliver an acknowledgement of the Preliminary Settlement Statement.

(d) Buyer shall deliver to (i) Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (after giving effect to the Deposit), less the Holdback deposited with the Escrow Agent under Section 3.9(a) and less the amount of the Guaranteed First Lien Recovery and (ii) the Escrow Agent the Holdback pursuant to the terms of this Agreement and the Escrow Agreement.

(e) Seller shall deliver, as applicable, letters in lieu of transfer orders in a form reasonably agreed to by the Parties directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit E.

(g) Seller shall deliver a recordable release in sufficient counterparts to facilitate recording of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing Debt Contracts affecting the Assets.

(h) Seller (and/or one or more of its Affiliates) and Buyer shall execute, acknowledge and deliver the Assignment of Trust Units.

(i) Seller (and/or one or more of its Affiliates) and Buyer shall execute and deliver the Trust Letter.

(j) Seller and Buyer shall execute and deliver the Escrow Agreement.

(k) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

12.4 Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything herein to the contrary, at any time after 30 Business Days following the Closing, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII, from and after the Closing, except for the Retained Obligations, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assets regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)), (c) properly plug and abandon any and all wells and pipelines, including any inactive wells or temporarily abandoned wells, located on the Assets, whether plugged or abandoned before, on or after the Effective Time, (d) replug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary, (e) dismantle, decommission, abandon, dispose and remove any Personal Property and other property of whatever kind related to or associated with the ownership, use, operations and activities conducted by whomever on the Assets, (f) properly cap and bury all flow lines and pipelines associated with any well located on the Assets, (g) restore, clean up and/or remediate both the surface and the subsurface of any portion of the Assets in accordance with applicable Contracts and Laws (including Environmental Laws), (h) clean-up or dispose of any portion of the Assets contaminated by NORM, (i) obtain and maintain all bonds, or supplemental or additional bonds, that may be required contractually or by Governmental Authorities, (j) perform all obligations applicable to or imposed on the lessee, owner, trustor or operator under the Leases and the Applicable Contracts, including the Trust Agreement, or as required by Laws and (k) those items that become Assumed Obligations pursuant to Section 2.3, and (l) the Cure Costs (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any liabilities for the Retained Obligations. “Retained Obligations” shall, subject to Section 13.8, mean and include the following liabilities of Seller attributable to the time period prior to the Effective Time and relating to:

(i) all Taxes of Seller, other than Property Taxes allocated to Buyer pursuant to Section 15.2;

(ii) the disposal or transportation of any Hazardous Substances by Seller attributable to the use, ownership or operation of the Assets to any location off of the lands covered by the Assets prior to the Effective Time in violation of Environmental Law;

(iii) claims by Third Parties for personal injury and/or death and property damage relating to operations relating to the use, ownership or operations on the Assets by Seller prior to the Effective Time;

(iv) any under payment, mispayment or nonpayment by Seller of any royalties attributable to the Assets and due under the terms of any Lease prior to the Effective Time (but excluding any amounts held in suspense that have been paid to Buyer);

(v) any litigation, suits or proceedings before any Governmental Authority that are attributable to or related to the ownership or operation of the Assets by Seller and for which notice has been served on Seller prior to the Execution Date, including the litigation set forth on Schedule 7.6;

(vi) any of the Excluded Assets (whether arising prior to, at or after the Effective Time);

(vii) any payment obligations under the Applicable Contracts; and

(viii) any failure of Seller to properly account for (or cause to be accounted for) any Suspense Funds.

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its Fundamental Representations or the affirmation of such Fundamental Representations in the certificate delivered by Seller at Closing pursuant to Section 10.5;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) the Retained Obligations;

13.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article VIII or the affirmation of such representations in the certificate delivered by Buyer at Closing pursuant to Section 11.6;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; and

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Except with respect to the Retained Obligations, Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds the De Minimis Amount, and (ii) until and unless the aggregate amount of all Liabilities in excess of the De Minimis Amount for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.5 and any payments in respect thereof shall not be limited by this Section 13.4(a). For the avoidance of doubt, the Retained Obligations shall not be subject to the threshold of the De Minimis Amount or the Indemnity Deductible.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of amounts held in the Escrow Account. When all amounts have been disbursed from the Escrow Account, Seller shall have no further liability with respect to this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 13.2(a) for any Property Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 7.11, except to the extent the amount of such Property Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

13.5 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 13.2 contains Buyer’s exclusive remedy against Seller (and/or the Seller Indemnified Parties) with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any document delivered pursuant to this Agreement. Except for the remedies specified in Section 13.2, effective as of the Closing, Buyer, on its own behalf and on behalf of its Affiliates and the other Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all such Parties’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status, title or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Section 4.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 4.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 4.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 4.1(d) or this Article XIII.

(b) To make claim for indemnification under Section 4.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 4.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Survival. Without limiting outstanding claims for indemnification or warranty which Buyer has provided to Seller in accordance with Section 13.7 prior to the expiration of the Holdback Period, the representations and warranties of Seller in Article VII and the covenants and agreements of Seller (including the indemnity obligations of Seller in Section 13.2) shall survive until the last day of the Holdback Period. Subject to the foregoing, the remainder of this Agreement (including all of Buyer’s representations, warranties and covenants, including the indemnity obligations of Buyer in Section 13.3) shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration.

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any insurance proceeds realized or that could reasonably be expected to be realized by Buyer or any Buyer Indemnified Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. NONE OF BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.12 Treatment of Certain Payments. Any payments made to any Party pursuant to this Article XIII shall constitute an adjustment to the Final Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

13.13 Treatment of Applicable Contracts, Cure Costs.

(a) Subject to the terms of this Section 13.13 and Section 13.1, Buyer shall assume all Cure Costs listed on Schedule 13.13, with such Cure Costs, for the avoidance of doubt, constituting Assumed Obligations under this Agreement. Seller shall satisfy all Cure Costs at or prior to Closing, with Buyer reimbursing Seller in Cash at Closing for the amount of Cure Costs shown on the Schedule 13.13, such amount to be an upward adjustment to the Purchase Price pursuant to Section 3.3(a)(vii). Unless otherwise agreed by Buyer, any Cure Costs in excess of those shown on the Schedule 13.13 shall be paid by Seller at Closing out of the Purchase Price paid by Buyer to Seller, without reimbursement by Buyer.

(b) Seller shall take all actions reasonably necessary to assume and assign the Applicable Contracts to Buyer, provided that Seller shall not have any obligation to provide any assurance of future performance of any Applicable Contract to any non-Seller counterparty thereto.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article XI have not been satisfied on or before the Outside Date;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article X have not been satisfied on or before the Outside Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten Business Days after Seller’s receipt of written notice thereof from Buyer;

(c) by Buyer if the condition set forth in Section 10.4 is not satisfied on or before the Outside Date or by Seller if the condition set forth in Section 11.4 is not satisfied on or before the Outside Date;

(d) by Buyer, if:

(i) the Sale Order has not been entered by the Bankruptcy Court on or before the date that is seventy-five (75) days after the Petition Date; or

(ii) Seller withdraws or seeks authority to withdraw the Sale Motion at any time after the filing thereof, or announces any stand-alone plan of reorganization or liquidation with respect to the Assets (or supports any such plan filed by another party);

(e) by Buyer or Seller, if the Bankruptcy Court enters an order dismissing, or converting to a case under chapter 7 of the Bankruptcy Code, the Chapter 11 Case, where such order was not requested, encouraged, or supported by Seller;

(f) by the mutual consent of the Parties; or

(g) by Seller or Buyer if the Closing shall not have occurred on or before September 12, 2018 (the “Outside Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (e) above if such Party is at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in Section 3.2 and except for the provisions of Article I, 4.1(d) through (g), 4.2, 4.3, 13.11, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8), this Agreement shall become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the Willful Breach by a Party of any of its covenants or agreements hereunder; provided that if Seller is entitled to and elects to retain the Deposit as liquidated damages pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, and shall destroy or obliterate all copies thereof and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment and Bill of Sale), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall retain responsibility for, and shall bear and pay, all Income Tax Liability incurred or imposed on Seller with respect to the ownership of the Assets through the Closing Date and the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). Seller shall retain responsibility for, and shall bear and pay, all Property Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Property Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Property Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. To the extent the actual amount of a Property Tax is not known at the time an adjustment is to be made with respect to such Property Tax pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Property Tax for purposes of such adjustment. To the extent the actual amount of a Property Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the others to the extent necessary to cause each Party to bear the amount of such Property Tax that is allocable to such Party under this Section 15.2. For purposes of allocation between the Parties of Property Taxes that are payable with respect to Straddle Periods, the portion of any such Property Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (i) in the case of Property Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (ii) in the case of other Property Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(c) Seller shall timely file any return with respect to Property Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Property Taxes shown due and owing on such Pre-Closing Tax Return, subject to Seller’s right of reimbursement for any Property Taxes for which Buyer is responsible under Section 15.2(b).

(d) Notwithstanding anything in this Agreement to the contrary, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (an “Exchange”). In the event any such Seller assigns the Assigned Rights to a Qualified Intermediary pursuant to this Section 15.2(d), then such Seller agrees to notify Buyer in writing of such assignment at or before the Closing. Buyer hereby consents to any such assignment and Buyer agrees to pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed by the Qualified Intermediary and such Seller in writing; provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange, (b) such Seller shall effect its Exchange through an assignment of the Assigned Rights to a Qualified Intermediary, but such assignment shall not release such Seller from any of its Liabilities or obligations to Buyer under this Agreement and (c) Seller shall indemnify Buyer against any additional costs or Liabilities directly incurred by Buyer on account of such Seller’s consummation of the transaction through an Exchange. Each of Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement by Seller pursuant to this Section 15.2(d) shall not release a Party from, or modify, any of its respective Liabilities and obligations (including indemnity obligations to each other) under this Agreement. Buyer further consents to the reassignment, following the Closing, of all of the Assigned Rights that survive the Closing from the Qualified Intermediary to Seller. Buyer by its consent to an Exchange shall not be responsible in any way for Seller’s compliance with such Exchange.

15.3 Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller; provided that Buyer upon written notice to Seller shall be permitted to assign this Agreement and the rights hereunder (or portions thereof, including the receipt of all or portion of the Assets at Closing) to one or more Affiliates without consent of Seller. In the event of any such assignment pursuant to the immediately foregoing sentence, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer of any of the Assets shall not relieve Buyer of any of its obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4 Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity.

(a) Buyer shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior consent of Seller, which consent shall not be unreasonably withheld; provided, however, prior to the filing of the Chapter 11 Case in bankruptcy Court, Seller has the right to prohibit Buyer from identifying Seller or its Affiliates by name in Buyer’s press release or other statement, which right may be exercised in Seller’s sole discretion. If Buyer desires to make a public announcement, it shall first give Seller two Business Days written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement and (ii) a written draft of the text of such public announcement.

(b) Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Party at least two Business Days prior to any such announcement or statement.

(c) Nothing in this Section 15.5 shall prohibit Seller from making any filings or public statements in the Chapter 11 Case it determines are necessary or advisable to consummation of the transactions contemplated by this Agreement.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier, or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (provided any such electronic mail transmission is confirmed either orally or by written confirmation), in each case addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Party hereto:

If to Seller:	If to Buyer:

Enduro Operating LLC 777 Main Street, Suite 800 Fort Worth, Texas 76102 Attention: Kevin D. Smith, Vice President – Land Telephone: (817) 529-8640 Facsimile: (817) 529-8450 Email: ksmith@endurores.com	COERT Holdings 1 LLC c/o Cross Ocean Partners Management LP 20 Horseneck Lane Greenwich, CT 06830 Attention: legal@crossoceanpartners.com da@crossoceanpartners.com

With copies to (which shall not constitute notice)

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Stephen E. Hessler
Telephone: 212-446-4974
Facsimile: 212-446-4900
Email: stephen.hessler@kirkland.com

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Jhett R. Nelson; Julian J. Seiguer
Telephone: 713-836-3557; 713-836-3334
Facsimile: 713-836-3601
Email: jhett.nelson@kirkland.com;

julian.seiguer@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission, or transmitted by electronic mail transmission (in each case) during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address, facsimile number or email address to which such communications are to be addressed by giving written notice to the other Party hereto in the manner provided in this Section 15.6.

15.7 Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation to the obligee.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after the Closing, Buyer shall (a) record the Assignment and Bill of Sale in the applicable county record and record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, is not obtained prior to the Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts . THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller, Buyer and their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of their respective rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY (A) PRIOR TO THE COMMENCEMENT OF THE CHAPTER 11 CASE BY SELLER, THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN FORT WORTH, TARRANT COUNTY, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN FORT WORTH, TARRANT COUNTY, TEXAS), AND (B) FROM AND AFTER THE COMMENCEMENT OF THE CHAPTER 11 CASE BY SELLER, THE UNITED STATES BANKRUPTCY COURT HAVING JURISDICTION OVER THE CHAPTER 11 CASE, AND ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH APPLICABLE COURT. SELLER AND BUYER WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names Enduro Operating and/or Enduro and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence.

15.17 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party hereto by facsimile transmission shall be deemed an original signature hereto.

15.18 Enduro Trust Units. Seller shall cause any Affiliates that hold Trust Units or any other items held by such Affiliates that would be Assets if held by Seller to either convey such interests to Seller at or prior to the Closing, or cause such Affiliates to convey such interests directly to Buyer at Closing pursuant to an instrument in substantially the form of the Assignment of Trust Units, Assignment and Bill of Sale or the Trust Letter, as applicable.

15.19 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties, or the Parties’ assignees, shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Documents or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future Affiliate, incorporator, controlling Person, fiduciary, Representative, co-owner or equity holder of any Party (or any of their successors or permitted assignees) (except any of the Parties’ assignees, each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Person against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Person under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.20 Guaranteed First Lien Recovery. For the avoidance of doubt, the payment of the Guaranteed First Lien Recovery hereunder is provided solely as a mechanism for convenience of the Parties in making and receiving payments under this Agreement, the Sale Order and the Chapter 11 Case and is not intended to constitute a settlement/agreement of the value of Seller’s (or any of its Affiliates’) claims under the Chapter 11 Case or this Agreement; provided, however, that from and after the Closing, the Cross Ocean Lenders will be deemed to have waived any and all right to recover any distribution on account of their First Lien Loan Claims, except those distributions in excess of the Guaranteed First Lien Recovery. Buyer and the Cross Ocean Lenders agree to provide direction letters and any other reasonably necessary documentation to the First Lien Agent (as defined in the Plan of Liquidation), in form and substance reasonably acceptable to the First Lien Agent, to effectuate the foregoing. For the avoidance of doubt, Buyer and the Cross Ocean Lenders shall not be deemed to have waived any entitlement to distributions in excess of the Guaranteed First Lien Recovery (including Deducted Recovery Amounts) and shall be entitled to recover their respective share of such excess distributions with the other First Lien Lenders.

In the event that (a) any of the asset sales projected to close in calculating the Guaranteed First Lien Recovery do not close by the outside date set forth in the applicable purchase and sale agreement or (b) the Guaranteed First Lien Recovery is greater than the actual aggregate net proceeds available for distribution to Buyer and the Cross Ocean Lenders upon the closing of the applicable asset sales under the Sale and Plan Support Agreement on account of their First Lien Loan Claims, then Buyer and the Cross Ocean Lenders shall be jointly and severally liable to remit cash to Seller (or the Plan Administration Trust, as defined in the Plan of Liquidation, as applicable) in an amount equal to the resulting shortfall in Guaranteed First Lien Recovery within ten (10) Business Days of receipt of notice from Seller or the Plan Administration Trust of the same.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

ENDURO OPERATING LLC

By:	/s/ Kevin D. Smith
Kevin D. Smith
Vice President – Land

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

BUYER:

COERT HOLDINGS 1 LLC

By:	Cross Ocean Partners Management LP, its Administrative Manager

By:	/s/ Nicholas C. Renwick
Nicholas C. Renwick
Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]